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                                                                  Exhibit 5.1



                          [Jenner & Block Letterhead]

                                                               April 30, 1998

Northfield Laboratories, Inc.
1650 Sherman Avenue
Suite 1000
Evanston, Illinois 60201-4800

Gentlemen:

     We have acted as counsel to Northfield Laboratories Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement"), filed by the Company under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Commission"), relating to the sale of up to 200,000 shares (the "Shares") of the Company's Common Stock, par value $.01 per share, pursuant to the Northfield Laboratories Inc. Nonqualified Stock Option Plan for Outside Directors (the "Plan"). We have examined the Registration Statement as filed by the Company with the Commission. We have additionally reviewed such other documents and have made such further investigations as we have deemed necessary to enable us to express the opinion hereinafter set forth.

     Based on the foregoing, we hereby advise you that in our opinion the Shares have been duly authorized by the Company and will, when issued in accordance with the terms and conditions of the Plan, be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   JENNER & BLOCK


                                   By /s/ Craig A. Roeder
                                     --------------------
                                         A Partner